Exhibit 10.5
Execution Copy

CREDIT AGREEMENT
dated as of
February 17, 2010
among
WILLIAMS PARTNERS L.P.
NORTHWEST PIPELINE GP
TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC,
as Borrowers
The Lenders Party Hereto
and
CITIBANK, N.A.,
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.
and
BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC as Joint Lead Arrangers and Joint Bookrunners
BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC, as Syndication Agent
BANK OF AMERICA, N.A., BNP PARIBAS and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Documentation Agents
3-Year $1,750,000,000 Senior Unsecured Revolving Credit Facility

i

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 6.05	-	Restrictive Agreements

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Interest Election Request
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Note

CREDIT AGREEMENT
     This Credit Agreement dated as of February 17, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is among WILLIAMS PARTNERS L.P., a Delaware limited partnership (“WPZ”), NORTHWEST PIPELINE GP, a Delaware general partnership (“NWP”), TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC, a Delaware limited liability company (“TGPL”), the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” means the contribution to WPZ of the Contributed Interests (as defined in the Contribution Agreement with such changes, amendments, waivers or other modifications thereto permitted by Section 4.01(h)) by Williams and certain of its Subsidiaries.
     “Added L/C Effective Date” has the meaning set forth in Section 2.06(l).
     “Added L/C Representations” means representations and warranties made in letter of credit applications with respect to Added Letters of Credit that are in addition to or inconsistent with the representations contained in Article III.
     “Added Letter of Credit” has the meaning set forth in Section 2.06(l).
     “Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent’s Group” has the meaning specified in Section 8.02(b).
     “Aggregate Commitments” means the aggregate amount of all of the Lenders’ Commitments for all of the Borrowers. The initial Aggregate Commitments as of the Effective Date are $1,750,000,000.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month Interest Period that begins on such day (and if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitments. If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means for any day (a) with respect to the Loans made to each Borrower, the applicable rate per annum set forth below under the caption “Eurodollar Spread” for Loans comprising Eurodollar Borrowings or “ABR Spread” for Loans comprising ABR Borrowings, as the case may be, based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt for such Borrower, or (b) with respect to the commitment fees and ticking fees payable hereunder, the rate per annum set forth below under the caption “Commitment/Ticking Fee Rate” based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt for WPZ.

Index Debt Ratings:	Eurodollar		Commitment/Ticking
(S&P/Fitch/ Moody’s)	Spread	ABR Spread	Fee Rate
Category 1 ≥ BBB+ / BBB+ / Baa1	2.25%	1.25%	0.375%
Category 2 BBB / BBB / Baa2	2.50%	1.50%	0.50%
Category 3 BBB- / BBB- / Baa3	2.75%	1.75%	0.50%
Category 4 BB+ / BB+ / Ba1	3.50%	2.50%	0.75%
Category 5 ≤ BB / BB / Ba2	3.75%	2.75%	0.875%
For purposes of the foregoing, with respect to each Borrower (i) if only one of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, or if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings fall within the same Category, then the other two rating agencies, or other rating agency, shall be deemed to have established a rating in the same Category as such agency or agencies; (ii) if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, (A) if the difference is one Category, the Applicable Rate shall be based on the higher of the two ratings so long as such higher rating is not Fitch’s rating, in which case the lower rating will govern, and (B) if the difference is more than one Category, the Applicable Rate shall be based on the rating one Category below the higher of the two; (iii) if each of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on (x) the majority rating, if two of such ratings fall within the same Category, or (y) the middle rating, if all three of such ratings fall within different Categories, (iv) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Approved Electronic Communications” means each Communication that any Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material.
     “Approved Electronic Platform” has the meaning specified in Section 9.02.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Obligation” of any Person means, with respect to any Sale and Leaseback Transaction of such Person as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of such Person only, be extended).
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitments.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
     “Borrower” means any of (a) WPZ, (b) until the date on which NWP delivers to the Agent a certificate requesting that it be removed as a Borrower, NWP and (c) until the date on which TGPL delivers to the Agent a certificate requesting that it be removed as a Borrower, TGPL and “Borrowers” means, collectively, all of the Borrowers at such time.
     “Borrower Sublimit” has the meaning set forth in Section 2.01(a).
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means:
     (a) in the case of a corporation, corporate stock;
     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
     “Change in Control” means the occurrence of any of the following:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the General Partner to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Williams or one of its other Subsidiaries;
     (b) the adoption of a plan relating to the liquidation or dissolution of WPZ or the General Partner;
     (c) any Person other than Williams or any of its Subsidiaries becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the General Partner; or
     (d) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender or Issuing Bank with, any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means February 17, 2010.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, with respect to any Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Borrower or their respective Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
     “Consolidated EBITDA” means, for any period (without duplication), consolidated net income of WPZ and its consolidated Subsidiaries for such period, plus (a) each of the following to the extent deducted in determining such consolidated net income (i) all Consolidated Interest Expense, (ii) all income taxes and franchise taxes of WPZ and its consolidated Subsidiaries for such period, (iii) all depreciation, depletion and amortization (including amortization of goodwill and debt issuance costs) of WPZ and its consolidated Subsidiaries for such period, (iv) any other non-cash charges or losses of WPZ and its consolidated Subsidiaries for such period, including asset impairments, write-downs or write-offs and (v) the amount of charges, fees or expenses associated with any debt, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses, plus (b) the amount of cash dividends actually received during such period by WPZ on a consolidated basis from unconsolidated Subsidiaries of WPZ or other Persons (provided that any such cash dividends actually received within thirty days after the last day of any fiscal quarter attributable to operations during such prior fiscal quarter shall be deemed to have been received during such prior fiscal quarter and not in the fiscal quarter actually received) minus (c) each of the following (i) all non-cash items of income or gain of WPZ and its consolidated Subsidiaries which were included in determining such consolidated net income for such period, (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash charges or losses were reflected as a charge in determining consolidated net income and (iii) equity earnings from unconsolidated Subsidiaries of WPZ. Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (A) and (B) for all purposes under this Agreement:
     (A) If, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, WPZ, any Subsidiary of WPZ or any entity with respect to which WPZ holds an equity method investment shall have made any acquisition of assets, shall have consolidated or merged with or into any Person (other than a Subsidiary of WPZ), or shall have made an acquisition of any Person, Consolidated EBITDA may, at WPZ’s option, be calculated giving pro forma effect thereto as if the acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined in good faith by a Financial Officer of WPZ.
     (B) Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments applicable to such period.

     “Consolidated Indebtedness” means, with respect to any Person, the Indebtedness of such Person and its consolidated Subsidiaries determined on a consolidated basis as of such date.
     “Consolidated Interest Expense” means, for any period, all interest paid or accrued during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining consolidated net income during such period.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of WPZ and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of WPZ and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization, (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) partners’ capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means as to any Person, the sum of (i) Consolidated Indebtedness and (ii) such Person’s Consolidated Net Worth.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:
     (a) was a member of such Board of Directors on the date of this Agreement; or
     (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Contribution Agreement” means the Contribution Agreement dated as of January 15, 2010 among Williams Gas Pipeline Company, LLC, a Delaware limited liability company, Williams Energy Services, LLC, a Delaware limited liability company, WGP Gulfstream Pipeline Company, L.L.C., a Delaware limited liability company, the General Partner, WPZ and Williams Partners Operating LLC, a Delaware limited liability company and, solely with respect to Section 9.11 thereof, Williams.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent (or, in the case of the Administrative Agent, any Issuing Bank with a Letter of Credit Commitment in excess of $100,000,000) has notified WPZ that (a) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of an LC Disbursement except for such failure being contested in good faith by appropriate proceedings (each a “funding obligation”), (b) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (c) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent (or, in the case of the Administrative Agent, the Issuing Bank or Borrower making such request), in response to a written request of the Administrative Agent, any Issuing Bank with a Letter of Credit Commitment in excess of $100,000,000 or a Borrower, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.06(k) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender); provided, that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to the Parent Company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (d) above, the Administrative Agent (or applicable Issuing Bank) may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent (or applicable Issuing Bank) is satisfied that such Lender will continue to perform its funding obligations hereunder, (ii) the Administrative Agent (or applicable Issuing Bank) may, by notice to the Borrowers and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent (or applicable Issuing Bank) determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply and (iii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of Voting Stock or any other Equity Interest in such Lender or a Parent Company thereof or the exercise of any voting rights in connection therewith by a Governmental Authority or an instrumentality thereof. Any determination that a Lender is a Defaulting Lender under clauses (a) through (d) above will be made by the Administrative Agent in its sole discretion acting in good faith, provided that the determination that the Administrative Agent is a Defaulting Lender under clauses (a) through (d) above may be made by any Issuing Bank with a Letter of Credit Commitment in excess of $100,000,000 at the time of such determination in its sole discretion acting in good faith. The Administrative Agent (or applicable Issuing Bank) will promptly send to all parties hereto a copy of any notice to WPZ provided for in this definition. For avoidance of doubt (A) an assignee of a Defaulting Lender shall not be deemed to be a Defaulting Lender solely by virtue of the fact that it is an assignee of a Defaulting Lender and (B) when a Defaulting Lender ceases to be a Defaulting Lender (due to assignment to a new Lender, commitment reduction pursuant to Section 2.09(d), clause (ii) of the proviso of this definition of Defaulting Lender, or otherwise), all Cash Collateral in connection with such Defaulting Lender with respect to Letters of Credit under Section 2.06(j)(ii) shall be promptly released to the applicable Borrower and all commitment reallocations under Section 2.06(k) shall be promptly adjusted.
     “Discovery” means Discovery Producer Services LLC, a Delaware limited liability company, and its successors and assigns.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on or prior to April 15, 2010, specified in the notice referred to in the last sentence of Section 4.01.

     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Banks, and (iii) unless an Event of Default has occurred and is continuing, WPZ (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include WPZ or any of WPZ’s Affiliates.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
     “Equity Interest” means shares of the Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate”, as to any applicable Person, means any trade or business (whether or not incorporated) that, together with WPZ, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or a “reportable event” as such term is described in Section 4043(c)(3) of ERISA) or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived) which could reasonably be expected to result in a termination of, or the appointment of a trustee to administer, a Plan, or which causes a Borrower, due to actions of the PBGC, to be required to contribute at least $125,000,000 in excess of the contributions which otherwise would have been made to fund a Plan based upon the contributions recommended by such Plan’s actuary; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by WPZ or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by WPZ or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by WPZ or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA; or (g) the receipt by WPZ or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from WPZ or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, other than (in the case of clauses (b) through (f) of this definition) where the matters described in such clauses, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States of America for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state (including any locality or subdivision thereof) or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the applicable Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.17(a).
     “Existing Credit Agreement” means the Credit Agreement dated as of December 11, 2007 among WPZ, the lenders party thereto and Citibank, N.A., as administrative agent, as amended prior to the Effective Date.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letters” means (a) the letter agreement dated as of January 18, 2010 among WPZ and the Joint Lead Arrangers and (b) the letter agreement dated as of February 17, 2010 between WPZ and the Administrative Agent.
     “Financial Officer” means (a) with respect to WPZ, the chief financial officer, principal accounting officer, treasurer or controller of the General Partner and (b) with respect to any other Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or the governing body of such Person.

     “Financing Transaction” means, with respect to any Person (i) any prepaid forward sale of oil, gas or minerals by such Person (other than gas balancing arrangements in the ordinary course of business), that is intended primarily as a borrowing of funds, excluding volumetric production payments and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds (excluding interest rate, currency, commodity or other swaps, collars, caps, options or other derivatives to hedge against risks for non-speculative purposes), with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
     “Fitch” means Fitch, Inc. or its successor.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “General Partner” means Williams Partners GP LLC, a Delaware limited liability company (including any permitted successors and assigns under the Partnership Agreement).
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantors” means each of (a) the Subsidiaries of WPZ that execute a Guaranty in accordance with Section 5.09 hereof and (b) the respective successors of such Subsidiaries, in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to Section 5.09 hereof.
     “Guaranty” means a guaranty executed by any Guarantor in favor of the Administrative Agent and the Lenders in form and substance reasonably agreed to between WPZ and the Administrative Agent.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.
     “Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by any Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by WPZ or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of WPZ or a Subsidiary of WPZ, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than surety, performance and guaranty bonds), (c) all obligations of such Person for the deferred purchase price of property or services (other than trade payables), which obligation is, individually, in excess of $100,000,000, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person under any Financing Transaction, (f) all Attributable Obligations of such Person with respect to any Sale and Leaseback Transaction, and (g) all obligations of such Person under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) of this definition; provided that Indebtedness shall not include (1) Non-Recourse Debt, (2) Performance Guaranties, (3) monetary obligations or guaranties of monetary obligations of Persons as lessee under leases (other than, to the extent provided hereinabove, Attributable Obligations) that are, in accordance with GAAP, recorded as operating leases, (4) any obligations of such Person under volumetric production payment arrangements, and (5) guarantees by such Person of obligations of others which are not obligations described in clauses (a) through (f) of this definition, and provided further that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder. For the avoidance of doubt, “Indebtedness” of a Person in respect of letters of credit shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, non-credit enhanced Indebtedness of the applicable Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated January 19, 2010 relating to WPZ and the Transactions.
     “Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available to all of the Lenders, 12 months thereafter, as a Borrower may elect;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch.
     “Issuing Bank” means the Persons listed on Schedule 2.01 with a Letter of Credit Commitment or any other Lender that has issued or agreed to issue Letters of Credit at the request of a Borrower after consultation with the Administrative Agent, in its capacity as the issuer of such Letter of Credit, and “Issuing Banks” means, collectively, all of such Issuing Banks.
     “Joint Lead Arrangers” means Citigroup Capital Markets Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, as joint lead arrangers and joint book runners.
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Lender Party” means any Lender or any Issuing Bank.
     “Lender Party Appointment Period” has the meaning assigned in Section 8.06(a).
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Added Letters of Credit.
     “Letter of Credit Commitment” means, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank and LC Disbursements with respect to Letters of Credit issued by such Issuing Bank, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased pursuant to Section 2.01(c)(iii) or (c) terminated pursuant to Section 8.10. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01.
     “Letter of Credit Documents” means with respect to any Letter of Credit, letter of credit application and any other document, agreement and instrument entered into by an Issuing Bank and a Borrower (or by the Borrower on behalf of any Subsidiary of such Borrower, as a co-applicant) or in favor of such Issuing Bank and relating to any such Letter of Credit.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 (or any successor or substitute page provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
     “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
     “Loan Documents” means this Agreement, each Note, each Letter of Credit Document, the Fee Letters, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, or properties of WPZ and its Subsidiaries, taken as a whole, or (ii) the ability of any Borrower to perform its obligations under this Agreement and the Notes, or (iii) the validity or enforceability of this Agreement or the Notes.
     “Material Indebtedness” means, with respect to any Borrower, Indebtedness (other than the Loans), of any one or more of such Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

     “Material Project” means the construction or expansion of any capital project of WPZ or any of its Subsidiaries or any entity with respect to which it holds an equity method investment, the aggregate capital cost of which exceeds $25,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of WPZ and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by Administrative Agent), which may, at WPZ’s option, be added to actual Consolidated EBITDA for WPZ and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of WPZ and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at WPZ’s option, be added to actual Consolidated EBITDA for WPZ and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.08(b), WPZ shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iii) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, and

(E) commodity price assumptions, and (iv) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of WPZ and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     Any Material Project EBITDA Adjustment with respect to any Material Project of an entity with respect to which WPZ holds an equity method investment shall be determined as set forth above, based upon the projected (prior to the Commercial Operation Date) and actual (on and after the Commercial Operation Date) cash dividends projected to be received or actually received by WPZ on a consolidated basis from such entity.
     “Material Subsidiary” means, with respect to any Borrower, each Subsidiary of such Borrower that, as of the last day of the fiscal year of such Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of such Borrower as of such day; provided that the Non-Recourse Subsidiaries shall not be deemed to be Material Subsidiaries for any purpose of this Agreement.
     “Maturity Date” means the third anniversary of the Effective Date.
     “Moody’s” means Moody’s Investors Service, Inc. or its successor.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) any Borrower or an ERISA Affiliate of any Borrower.
     “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
     “Non-Recourse Debt” means any Indebtedness incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, a project commenced or acquired after the Effective Date, which Indebtedness does not provide for recourse against WPZ or any Subsidiary of WPZ (other than a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of WPZ or any Subsidiary of WPZ (other than the Equity Interests in, or the property or assets of, a Non-Recourse Subsidiary).
     “Non-Recourse Subsidiary” means (i) any Subsidiary of WPZ (other than a Borrower or a Subsidiary of WPZ that is an owner, directly or indirectly, of any Equity Interest in any Borrower) whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary and such Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or Indebtedness

or other obligations of, one or more other such Subsidiaries or Persons, or (z) Indebtedness or other obligations of WPZ or its Subsidiaries or other Persons and (ii) any Subsidiary of a Non-Recourse Subsidiary.
     “Notes” means any promissory notes issued by Borrower pursuant to Section 2.10(e).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Participant” has the meaning set forth in Section 9.05(d).
     “Partnership Agreement” means the Agreement of Limited Partnership of WPZ dated as of August 23, 2005 among the General Partner and Williams Energy Services, LLC, Williams Energy, L.L.C., Williams Discovery Pipeline LLC and Williams Partners Holdings LLC, as modified from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a Non-Recourse Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Non-Recourse Subsidiary, or (c) performance by a Non-Recourse Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
     “Permitted Liens” means:
     (a) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by WPZ or any of its Subsidiaries, whether or not assumed by WPZ or any of its Subsidiaries;
     (b) any Lien existing on any property of a Subsidiary of WPZ at the time it becomes a Subsidiary of WPZ and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with WPZ or any of its Subsidiaries and not created in contemplation thereof;
     (c) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

     (d) [reserved];
     (e) Liens on accounts receivable and related asset proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by WPZ or any of its Subsidiaries and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;
     (f) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;
     (g) any Lien securing industrial development, pollution control or similar revenue bonds;
     (h) Liens existing on the Closing Date;
     (i) Liens in favor of WPZ or any of its Subsidiaries;
     (j) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under this Agreement; provided, that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred therewith) at the time of refinancing;
     (k) Liens on and pledges of the Equity Interests of any joint venture owned by WPZ or any of its Subsidiaries to the extent securing Indebtedness of such joint venture that is non-recourse to WPZ or any of its Subsidiaries;
     (1) any Lien created or assumed by WPZ or any of its Subsidiaries on oil, gas, coal or other mineral or timber property, owned or leased by WPZ or any of its Subsidiaries in the ordinary course of the business;
     (m) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted to be subject to Liens but subject to the same restrictions and limitations set forth in this Agreement as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only obligations that such property is permitted to secure);
     (n) any Liens securing Indebtedness neither assumed nor guaranteed by WPZ or a Subsidiary of WPZ nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by WPZ or such Subsidiary, which Liens do not materially impair the use of such property for the purposes for which it is held by WPZ or such Subsidiary;
     (o) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);
     (p) undetermined Liens incidental to construction or maintenance;
     (q) any Lien created by WPZ or a Subsidiary of WPZ on any contract (or any rights thereunder or proceeds therefrom) providing for advances by WPZ or such Subsidiary to finance gas exploration and development or to finance acquisition or construction of gathering systems, which Lien is created to secure Indebtedness incurred to finance such advance;
     (r) any Liens on cash, short term investments and letters of credit securing obligations of WPZ or any of its Subsidiaries under currency hedges and interest rate hedges;
     (s) Liens granted pursuant to any Loan Document, including in connection with any Cash Collateralization;
     (t) Liens for taxes, customs duties or other governmental charges or assessments that are not at the time determined (or, if determined, are not at the time delinquent), or that are delinquent but the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if required by such principles, have been provided on the books of the relevant entity;
     (u) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with hedging obligations, so long as such Liens encumber only amounts owed under the hedges covered by such master netting agreements;
     (v) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
     (w) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are not owned by WPZ or any of its Subsidiaries on the Closing Date and that are acquired, developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt; and
     (x) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are owned by WPZ or any of its Subsidiaries on the Closing Date (“Existing Assets”) and that are developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt, provided that the aggregate fair market value (determined as of the Closing Date) of Existing Assets on which Liens may be granted pursuant to this clause (x) shall not exceed $250 million.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA currently maintained by, or in the event such plan has terminated, to which contributions have been made or an obligation to make such contributions has accrued during any of the five plan years preceding the date of the termination of such plan by, any applicable Borrower or any ERISA Affiliate of such Borrower subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which WPZ or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Reference Banks” means Citibank, N.A. and Barclays Bank PLC.
     “Register” has the meaning set forth in Section 9.05(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
     “Responsible Officer” means (a) with respect to WPZ, the president, chief financial officer, treasurer or any assistant treasurer of the General Partner and (b) with respect to any other Person, the president, chief financial officer, treasurer or any assistant treasurer of such Person or the governing body of such Person.
     “Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of such Person or any option, warrant or other right to acquire any Equity Interests of such Person; provided that dividends, distributions or payments of common Equity Interests of such Person shall be deemed not to be “Restricted Payments”.
     “Rule 144A Offering” means WPZ’s private placement of an aggregate of at least $2.75 billion in principal amount of debt securities to initial purchasers who may resell them pursuant to Rule 144A under the Securities Act of 1933, as amended, the net proceeds of which are to be used to provide all or a portion of the cash consideration in connection with the Acquisition.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc. or its successor.
     “Sale and Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “Senior Notes” means (a) the 7 1/2% Senior Notes due 2011 issued pursuant to the Indenture dated as of June 20, 2006 among WPZ, Williams Partners Finance Corporation and JPMorgan Chase Bank, N.A., as trustee, (b) the 7 1/4% Senior Notes due 2017 issued pursuant to the Indenture dated as of December 13, 2006 among WPZ, Williams Partners Finance Corporation and The Bank of New York, as trustee, (c) the senior notes issued by WPZ pursuant to the Rule 144A Offering and (d) such other senior notes issued by WPZ on or after the Closing Date constituting Material Indebtedness.

     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” means, with respect to any specified Person:
     (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (A) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (B) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, and the issuance of Letters of Credit hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.
     “Williams” means The Williams Companies, Inc., a Delaware corporation.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. All accounting terms not specifically defined shall be construed in accordance with GAAP. To the extent there are any changes in GAAP from December 31, 2009, the financial condition covenants set forth herein will continue to be determined in accordance with GAAP in effect on December 31, 2009, as applicable, until such time, if any, as such financial covenants are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Borrowers and the Administrative Agent (after consultation with the Required Lenders).
ARTICLE II
THE CREDITS
     Section 2.01 Commitments.
     (a) Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the Aggregate Commitments; provided, however, that in no event shall the sum of the total Credit Exposures with respect to each of NWP and TGPL, individually, exceed $400,000,000 (the “Borrower Sublimit”), it being understood that the termination of a Borrower Sublimit for either NWP or TGPL shall not result in a reduction of the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Loans.
     (b) [Reserved].
     (c) Increase in Commitments.
     (i) WPZ shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments by adding, subject to the prior approval of the Administrative Agent and the Issuing Banks (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more Lenders to increase their respective Commitments; provided however that: (A) prior to and after giving effect to the increase, no Default or Event of Default shall have occurred hereunder and be continuing, (B) no such increase shall cause the Aggregate Commitments to exceed $2,000,000,000, (C) no Lender’s Commitment shall be increased without such Lender’s consent, (D) such increase shall not result in the increase of any Borrower Sublimit and (E) such increase shall be evidenced by a commitment increase agreement in form and substance reasonably acceptable to the Administrative Agent and executed by WPZ, the Administrative Agent, the New Lenders, if any, and Lenders increasing their Commitments, if any, and which shall indicate the amount and allocation of such increase in the Aggregate Commitments and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrowers shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Aggregate Commitments under this Section.
     (ii) As a condition precedent to each increase pursuant to subsection (a)(i) above, WPZ shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance reasonably satisfactory to the Administrative Agent:
          (A) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the General Partner certifying that each of the conditions to such increase set forth in this Section 2.01(c) shall have occurred and been complied with and that, before and after giving effect to such increase, (1) the representations and warranties (other than Added L/C Representations) contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default exists;
          (B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the General Partner as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Administrative Agent may reasonably require to evidence that WPZ is validly existing and in good standing in its jurisdiction of organization; and
          (C) a favorable customary opinion of counsel to WPZ, relating to such increase agreement, addressed to the Administrative Agent and each Lender.
     (iii) Any Borrower shall have the option, by agreement with any Lender to (A) after consultation with the Administrative Agent, cause such Lender to become or cease to be an Issuing Bank under this Agreement and (B) increase or decrease the Letter of Credit Commitment of any Lender as an Issuing Bank.
     Section 2.02 Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the

Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as a Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or, in the case of NWP or TGPL, the entire unused balance of the Borrower Sublimit applicable to it, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 24 Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Borrowing Request signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

     Section 2.04 [Reserved].
     Section 2.05 [Reserved].
     Section 2.06 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit under the Commitments for its own account or for the account of any Subsidiary of it, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, any representations, warranties and events of default in any such letter of credit application or other agreement shall have no effect. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of any Borrower, any Borrower requesting a Letter of Credit for a Subsidiary of it shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit, provided that, for the avoidance of doubt, WPZ shall not be obligated to reimburse any Issuing Bank for any drawing under a Letter of Credit requested by NWP or TGPL and issued or outstanding in support of any obligations of, or for the account of NWP, TGPL or any Subsidiary of NWP or TGPL. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries (other than, in the case of WPZ, the issuance of Letters of Credit at the request of NWP or TGPL for the account of NWP, TGPL or any Subsidiary of NWP or TGPL) inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (unless automatically renewed by its terms) or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to such Issuing Bank) in advance of the requested date of issuance, amendment, renewal (unless automatically renewed by its terms) or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure in respect of all Letters of Credit issued by the Issuing Banks does not exceed the aggregate of all Letter of Credit Commitments at such time, (ii) the LC Exposure in respect of all Letters of Credit issued by any Issuing Bank does not exceed the Letter of Credit Commitment of such Issuing Bank at such time, and (iii) the sum of the total Credit Exposures shall not exceed the Aggregate Commitments.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is seven

Business Days prior to the Maturity Date; provided, if a Borrower so requests, an Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued (the “Nonrenewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.06(c); provided that the expiry date of such Letter of Credit shall be no later than the date set forth in clause (ii) of this Section 2.06(c).
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then on the Business Day immediately following the day that such Borrower receives such notice; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.05 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve a Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or such electronic communication that has been approved by the applicable Issuing Bank) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time, after consultation with the Administrative Agent, by written agreement among the Borrowers, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees owed by it and accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization.
     (i) If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated with respect to a Borrower pursuant to Article VII, on the Business Day that the Borrowers receive notice from the Administrative Agent upon written request of the Required Lenders demanding Cash Collateralization pursuant to this paragraph, each such applicable Borrower shall Cash Collateralize an amount in cash equal to the LC Exposure for all outstanding Letters of Credit requested by it as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize the LC Exposure shall become effective immediately, and such Cash Collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at each Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed by the applicable Borrower and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement. To the extent not applied as aforesaid, any cash collateral provided hereunder shall be returned in full to the applicable Borrower within three Business Days after all Events of Default have been cured or waived or, in full or in part, as necessary to cause the amount of such cash collateral not to exceed the aggregate LC Exposure.
     (ii) If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, any Issuing Bank (unless such Issuing Bank is a Defaulting Lender), except to the extent the Commitments have been reallocated pursuant to

Section 2.06(k), by notice to the applicable Borrower which requested or has requested the issuance of such Letters of Credit through the Administrative Agent, may require such applicable Borrower to Cash Collateralize within seven (7) Business Days the obligations of such Borrower to the Issuing Banks in respect of such Letters of Credit in an amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and to the relevant Issuing Bank(s) in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Any cash collateral provided pursuant to this clause (ii) shall be deposited in an interest bearing account promptly after the execution of the appropriate deposit account agreement and establishment of such account from which the Administrative Agent will release interest to the applicable Borrower on a periodic basis.
     (k) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the LC Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.
     (l) Addition of Letters of Credit. If (i) an Issuing Bank has, at the request of a Borrower, issued a letter of credit in Dollars other than under this Agreement, (ii) such Borrower decides to add such letter of credit (an “Added Letter of Credit”) to this Agreement as a Letter of Credit and (iii) such Issuing Bank consents in writing (such consent, and any funding of a draw under such letter of credit, are deemed made by such Issuing Bank in reliance on the agreements of the other Lenders pursuant to this Section 2.06) to such letter of credit becoming an Added Letter of Credit, then such Borrower shall give the Administrative Agent and such Issuing Bank at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent and such Issuing Bank) prior notice requesting that such letter of credit be so added, specifying the Business Day such letter of credit is to be added to this Agreement and attaching thereto a copy of such letter of credit, by hand delivering, faxing or transmitting by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent. On the Business Day so specified for such letter of credit, such letter of credit shall become an Added Letter of Credit and become a Letter of Credit deemed issued under this Agreement by the Issuing Bank specified in the relevant notice (the date such letter of credit so becomes an Added Letter of Credit being the “Added L/C Effective Date” for such letter of credit), if and only if (and, in the case of clauses (A) and (B) below, upon adding such letter of credit such Borrower shall be deemed to represent and warrant that), (A) after giving effect to such inclusion (w) the LC Exposure in respect of all Letters of Credit issued by the Issuing Banks does not exceed the aggregate of all Letter of Credit Commitments at such time, (x) the LC Exposure in respect of all Letters of Credit issued by any Issuing Bank does not exceed the Letter of Credit Commitment of such Issuing Bank at such time, (y) the sum of the total Credit Exposures shall not exceed the Aggregate Commitments and (z) the sum of the total Credit Exposures with respect to NWP or TGPL do not exceed in each case the Borrower Sublimit, (B) such letter of credit complies in all other respects with this Section 2.06, and (C) such Issuing Bank notifies the Administrative Agent, on or before such Added L/C Effective Date, that such letter of credit is or will become, as of such Added L/C Effective Date, an Added Letter of Credit.

     Section 2.07 Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     Section 2.08 Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Interest Election Request signed by such Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing with respect to any Borrower and the Administrative Agent, at the request of the Required Lenders, so notifies such Borrower, then, so long as an Event of Default with respect to such Borrower is continuing (i) no outstanding Borrowing of such Borrower may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Borrowing of such Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.09 Termination and Reduction of Commitments.
     (a) Unless previously terminated, the Aggregate Commitments shall terminate on the earlier of (i) April 15, 2010 if the Effective Date has not occurred on or before such date and (ii) the Maturity Date.
     (b) WPZ may at any time terminate, or from time to time reduce, the Aggregate Commitments or the Letter of Credit Commitments and NWP and TGPL may at any time terminate, or from time to time reduce, the Borrower Sublimit applicable to such Borrower; provided that (i) each reduction of the Aggregate Commitments, the Letter of Credit Commitments or any Borrower Sublimit shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) WPZ shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the Aggregate Commitments, (iii) WPZ shall not terminate or reduce the Letter of Credit Commitments if the LC Exposure would exceed the Letter of Credit Commitments, as so reduced, (iv) the amount of the Letter of Credit Commitment of any Issuing Bank shall not be reduced to an amount which is less than the aggregate amount of LC Exposure in respect of all Letters of Credit issued or deemed issued by such Issuing Bank; (v) the Borrower Sublimit for any Borrower may not be reduced to an amount which is less than the greatest, for such Borrower, of the sum of (A) the aggregate outstanding principal amount of Loans owed by such Borrower plus (B) the aggregate amount of LC Exposure in respect of Letters of

Credit issued at the request of such Borrower; and (vi) the Aggregate Commitments shall not be reduced to an amount which is less than the aggregate amount of the Letter of Credit Commitments, unless the Letter of Credit Commitments are correspondingly reduced at the same time. When NWP or TGPL ceases to be a Borrower, the Borrower Sublimit applicable to such Borrower shall be terminated, such Borrower shall repay all obligations under the Loan Documents owing by it and all Letters of Credit issued at the request of such Borrower shall be terminated or such Borrower shall provide cash collateral to the Agent in an amount equal to the undrawn face amount of such Letters of Credit.
     (c) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments, the Letter of Credit Commitments or a Borrower Sublimit under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitments or the Letter of Credit Commitments delivered by any Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments, the Letter of Credit Commitments or a Borrower Sublimit shall be permanent. Each reduction of the Aggregate Commitments, the Letter of Credit Commitments and a Borrower Sublimit shall be made ratably among the Lenders in accordance with their respective Commitments, except as provided in clause (d) below.
     (d) WPZ may terminate the unused amount of the Commitment of a Defaulting Lender upon one Business Day’s prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any Lender may have against such Defaulting Lender.
     (e) Notwithstanding any other provision of this Section 2.09, if at any time, WPZ ceases to have Control over, and/or ceases to maintain NWP or TGPL as its Subsidiary, then the Borrower Sublimit applicable to such Borrower shall automatically terminate, such Borrower shall repay all obligations owing by it under the Loan Documents and all Letters of Credit issued at the request of such Borrower shall be terminated or such Borrower shall provide cash collateral to the Agent in an amount equal to the undrawn face amount of such Letters of Credit or make other arrangements satisfactory to the relevant Issuing Bank(s) with respect to such Letters of Credit, it being understood that the termination of a Borrower Sublimit for either NWP or TGPL shall not result in a reduction of the Aggregate Commitments.
     (f) Notwithstanding the foregoing, all of the provisions of the Loan Documents which by their terms survive termination of the Commitments of a Borrower, including, without limitation, those provisions set forth in Section 9.06, shall survive and not be deemed terminated, but shall remain in full force and effect.
     Section 2.10 Repayment of Loans; Evidence of Debt.
     (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Loan (and all accrued and unpaid interest thereon) made to such Borrower on the Maturity Date.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of note attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.11 Prepayment of Loans.
     (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, fax or emailed pdf) of any prepayment hereunder not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     Section 2.12 Fees.
     (a) WPZ agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee on the daily average unused amount of the Commitment of such Lender for the period from and including the Effective Date up to, but excluding, the date on which the Aggregate Commitments have been terminated at the Applicable Rate for commitment fees. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit (other than with respect to Letters of Credit which have been Cash Collateralized to the extent of such Cash Collateralization) issued at the request of such Borrower, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitments terminate and any such fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees accrued on a letter of credit that becomes an Added Letter of Credit, to but excluding the Added L/C Effective Date for such Added Letter of Credit shall be for the account of the entity that issued such Added Letter of Credit, and all fees accruing on such letter of credit on and after such Added L/C Effective Date shall be for the account of the relevant Issuing Bank thereof and the Lenders as provided herein.
     (c) WPZ agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between WPZ and the Administrative Agent set forth in the applicable Fee Letter between WPZ and the Administrative Agent.
     (d) WPZ agrees to pay to the Joint Lead Arrangers, for their own account, fees payable in the amounts and at the times separately agreed upon among WPZ and the Joint Lead Arrangers set forth in the applicable Fee Letter among WPZ and the Joint Lead Arrangers.
     (e) WPZ agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a ticking fee on the amount of the Commitments of such Lender for the period from and including the later of (a) March 15, 2010 and (b) the Closing Date up to, but excluding, the earlier to occur of (i) the Effective Date and (ii) April 15, 2010 at the Applicable Rate for ticking fees. Accrued ticking fees shall be payable in arrears on the earlier to occur of (A) the Effective Date and (B) April 15, 2010. All ticking fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders or the Joint Lead Arrangers, as applicable. Fees paid shall not be refundable under any circumstances.

     (g) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.12 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) nor shall any such fee be payable by any Borrower, provided that (a) for the avoidance of doubt and without duplication of fees, to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.06(k), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders (other than with respect to Letters of Credit which have been Cash Collateralized to the extent of such Cash Collateralization), pro rata in accordance with their respective Commitments, and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks as their interests appear (and the pro rata payment provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section).
     Section 2.13 Interest.
     (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day plus the Applicable Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default with respect to any Borrower, if any principal of or interest on any Loan or any fee or other amount payable by such Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitments or, if a Borrower ceases to be a Borrower, on such date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest determined by reference to the LIBO Rate or clauses (b) or (c) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (f) Any Borrower (with respect to Loans made to it) shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System of the United States of America to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such

Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. Any Borrower (with respect to Loans made to it) shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that no Borrower shall be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
     Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     Section 2.15 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party;
     (ii) subject any Lender Party to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender Party); or
     (iii) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender Party, the applicable Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered, in each case to the extent applicable to the Loans or LC Exposure related to such Borrower.
     (b) Capital Requirements. If any Lender Party determines that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender Party or such Lender Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lender Party’s policies and the policies of such Lender Party’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such Lender Party’s holding company for any such reduction suffered, in each case to the extent applicable to the Loans or LC Exposure related to such Borrower.
     (c) Certificates for Reimbursement. A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, showing the computation thereof and delivered to the applicable Borrower shall be conclusive absent manifest error. Such certificate shall further certify that such Lender Party is making similar demands of its other similarly situated borrowers. Any applicable Borrower shall pay such Lender Party the amount shown as owed by it and due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than ninety days prior to the date that such Lender Party notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     Section 2.17 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if such Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender Party, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, each Borrower shall timely pay any Other Taxes related to it to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by Borrowers. Each Borrower shall indemnify the Administrative Agent and each Lender Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) related to it and paid by the Administrative Agent or such Lender Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to each Borrower and the

Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender Party receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of reasonable out-of-pocket expenses directly related to the receipt of such refund of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the date of such payment or on the next succeeding Business Day for purposes of calculating interest and fees thereon. All such payments shall be made to the Administrative Agent at its offices at Citicorp North America, 399 Park Avenue, New York, New York 10043, Attention: Williams Partners L.P. Account Officer, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (d) [Reserved].
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.06(d), 2.06(e), 2.07(b), or 9.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.19 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.13(f) or Section 2.15 or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(f), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Any applicable Borrower required to make any payment under Sections 2.13(f), 2.15 or 2.17 hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrowers.
     (b) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender fails to approve an amendment, waiver or other modification to this Agreement that requires the approval of all Lenders and at least the Required Lenders have approved such amendment, waiver or other modification, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrowers have required such Lender to do so as a result of a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.
     (c) If the Borrowers, the Administrative Agent and the Issuing Banks agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
     Section 2.20 Nature of Obligations. Notwithstanding anything in this Agreement to the contrary, the respective obligations of the Borrowers under the Loan Documents are several and not joint. For avoidance of doubt, and without limitation of the preceding sentence, it is agreed that (i) no Borrower shall be liable for the Loans (or interest or fees with respect thereto) made to a different Borrower under

Section 2.01, and no Borrower shall be liable for the LC Disbursements (or related fees) with respect to Letters of Credit issued at the request of a different Borrower pursuant to Section 2.06, (ii) with respect to each Borrower, the obligations set forth in Section 2.15 shall only apply in respect of the Commitment of any Lender Party to lend to, or to issue (or purchase participations in) Letters of Credit issued at the request of, such Borrower, (iii) with respect to the indemnification obligations set forth in Section 2.17, each Borrower shall only be responsible for such obligations that result from Taxes or Other Taxes in connection with Loans made to, or Letters of Credit issued at the request of, or that otherwise pertain to, such Borrower or any of its Subsidiaries, (iv) with respect to any representation and warranty made by a Borrower pursuant to Section 4.02, such representation and warranty shall only be made by such Borrower as provided in clause (v) of this Section 2.20, (v) with respect to the representations and warranties made in Article III or, if applicable, any other Loan Document, each Borrower makes such representations and warranties only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries, and (vi) with respect to covenants set forth in Articles V and VI, each Borrower is only responsible for compliance with such covenants only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Borrower, solely with respect to itself and, to the extent set forth below, its Subsidiaries, represents and warrants to the Lenders that, on the Effective Date, on the Date of each Borrowing by such Borrower or issuance or increase in the amount of any Letter of Credit for such Borrower and each Added L/C Effective Date, except with respect to Sections 3.04(b), 3.07 and 3.08 in each case as specified therein, which shall only be represented and warranted as of the Effective Date as provided therein:
     Section 3.01 Organization; Powers. Such Borrower and each of its Material Subsidiaries is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so or to be validly existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.
     Section 3.02 Authorization; Enforceability. The Transactions are within such Borrower’s partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary partnership, limited liability company and, if required, partner action, as applicable. This Agreement has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is a party, or the consummation of the transactions contemplated thereby. The execution, delivery and performance by such Borrower of the Loan Documents to which it is shown as being a party and the consummation of the transactions contemplated thereby do not contravene (i) such Borrower’s organizational documents or (ii) any law or any restriction under any material agreement binding on or affecting such Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     Section 3.04 Financial Condition; No Material Adverse Change.
     (a) WPZ has heretofore furnished to the Lenders its consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended December 31, 2008, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2009. Such financial statements (A) were prepared in accordance with GAAP, except as otherwise expressly noted therein, and (B) present fairly, in all material respects, the financial position and results of operations and cash flows of the businesses of WPZ and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.
     (b) As of the Effective Date only, since December 31, 2008, no event resulting in a Material Adverse Effect with respect to such Borrower has occurred and is continuing, it being understood that the transactions contemplated by the Contribution Agreement, individually or taken as a whole, shall not constitute a Material Adverse Effect with respect to such Borrower.
     Section 3.05 Litigation. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2008 or the quarterly reports on Form 10-Q filed subsequent thereto but prior to the Closing Date of Williams or any Borrower, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Borrower, threatened in writing against or affecting such Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect with respect to such Borrower or (ii) that purport to adversely affect the legality, validity and enforceability of the Loan Documents and are non-frivolous (as reasonably determined by the Administrative Agent).
     Section 3.06 Environmental Matters. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2008 or the quarterly reports on Form 10-Q filed subsequent thereto but prior to the Closing Date of Williams or any Borrower, such Borrower and its Subsidiaries have reasonably concluded that they: (a) are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower; (b) are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower; (c) are not subject to any federal, state, local or foreign review, audit or investigation which would reasonably be expected to lead to a proceeding referred to in (b) above that would reasonably be expected to have a Material Adverse Effect with respect to such Borrower; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which would reasonably be expected to lead to a proceeding referred to in (b) above that would reasonably be expected to have a Material Adverse Effect with respect to such Borrower; and (e) possess, and are in compliance with, or have applied for, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, any of the foregoing would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.
     Section 3.07 Disclosure. As of the Effective Date only, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of such Borrower to the Administrative Agent or any Lender on or prior to the Effective Date (as modified or supplemented by other information so furnished on or prior to the Effective Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to any projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed by such Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results).
     Section 3.08 Solvency. As of the Effective Date and on the date of any increase in the Aggregate Commitments pursuant to Section 2.01(c) only, after giving effect to the Transactions (including each Loan and each Letter of Credit) to be consummated on such date, such Borrower, individually and together with its Subsidiaries, is Solvent.
     Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect in respect of such Borrower.
     Section 3.10 Investment Company Status. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 3.11 Margin Securities. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.
ARTICLE IV
CONDITIONS
     Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of James J. Bender, Esq., General Counsel of the Borrowers, and Gibson, Dunn & Crutcher LLP, counsel for the Borrowers, with respect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization and existence of the Borrowers, and (ii) the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by each Borrower.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer or a Responsible Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (f) The Administrative Agent shall have received satisfactory evidence that, after giving effect to the Acquisition, (i) WPZ will receive an Investment Grade Rating or better with no negative outlook on the debt securities issued in the Rule 144A Offering from Moody’s and S&P and (ii) no downgrading has occurred in the rating accorded to the senior unsecured debt ratings of Williams by Moody’s and S&P and no notice has been received by Williams that a downgrading with respect to such ratings will occur as a result of the Acquisition.
     (g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of WPZ certifying a true, correct and complete copy of the Contribution Agreement.
     (h) The Administrative Agent shall have received satisfactory evidence of the substantially simultaneous consummation of the Acquisition on the terms and conditions set forth in the Contribution Agreement, and there shall have been no material alterations, amendments or changes to the assets contributed as contemplated in the Contribution Agreement or Ancillary Documents that are materially adverse to the Joint Lead Arrangers, and no condition related to such asset contributions contained in the Contribution Agreement or Ancillary Documents that is material to the transaction contemplated in the Contribution Agreement shall have been waived without the prior written consent of the Joint Lead Arrangers (which consent shall not be unreasonably withheld or delayed), in each case if such alteration, amendment, change or waiver materially adversely affects the Joint Lead Arrangers.
     (i) The Administrative Agent shall have received satisfactory evidence of the substantially simultaneous closing of the Rule 144A Offering.
     (j) The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement has been terminated and all amounts owing thereunder have been repaid in full or are being repaid in full substantially simultaneously.
     (k) The Administrative Agent shall have received satisfactory evidence that Williams has permanently reduced the revolving and letter of credit commitments under its senior credit facility to $900,000,000 or less or that such reduction shall occur substantially simultaneously.
     (l) The Administrative Agent shall have received (i) all fees and other amounts due and payable pursuant to the Fee Letters on or prior to the Effective Date and (ii) to the extent invoiced two (2) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder (or shall have received satisfactory evidence that all such fees and amounts are being paid substantially simultaneously).
     (m) As of the Effective Date only, since December 31, 2008, no event resulting in a Material Adverse Effect has occurred and is continuing, it being understood that the transactions contemplated by the Contribution Agreement, individually or taken as a whole, shall not constitute a Material Adverse Effect.

     (n) No Default or Event of Default has occurred and is continuing.
The date on which all of the foregoing conditions have been satisfied (or waived by the Administrative Agent) shall be the “Effective Date”; provided that the Effective Date shall occur no later than April 15, 2010. The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of any Issuing Bank to issue or increase the amount of any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower requesting the Loan set forth in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as written, including the materiality qualifier) on and as of the date of such Borrowing or the date of issuance or increase of such Letter of Credit, as applicable (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date as written, including the materiality qualifier)).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance or increase of such Letter of Credit, as applicable, no Default with respect to such Borrower shall have occurred and be continuing.
Each Borrowing and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower making such Borrowing on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
     Section 4.03 Defaulting Lenders. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to increase any outstanding Letter of Credit, unless such Issuing Bank is reasonably satisfied that any exposure that would result therefrom is fully covered or eliminated by any combination, at the option of the applicable Borrower, of the following:
     (a) the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit to the Non-Defaulting Lenders as provided in Section 2.06(k);
     (b) to the extent a reallocation as provided in Section 2.06(k) is not available or otherwise at the option of the Borrower requesting the Letter of Credit, without limiting the provisions of Section 2.06(j), each Borrower Cash Collateralizes the obligations of such Borrower in respect of such Letter of Credit required to be issued by it in an amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit (provided that cash collateral shall be deposited in an interest bearing account promptly after the execution of the appropriate deposit account agreement and establishment of such account from which the Administrative Agent will release interest to the applicable Borrower on a periodic basis), or makes other arrangements satisfactory to the Administrative Agent and the relevant Issuing Bank(s) in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

     (c) in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance satisfactory to the Administrative Agent and to the relevant Issuing Bank(s), the Borrowers agree that the face amount of such requested Letter of Credit will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit will, subject to the first proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.18 will be deemed adjusted to reflect this provision; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.
ARTICLE V
AFFIRMATIVE COVENANTS
     From and after the Effective Date and until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower, solely with respect to itself, and to the extent set forth below, its Subsidiaries, covenants and agrees with the Lenders that:
     Section 5.01 Financial Statements and Other Information. Such Borrower will furnish, or cause to be furnished, to the Administrative Agent:
     (a) as soon as available, but in any event within 105 days after the end of each fiscal year of such Borrower, the audited consolidated balance sheet of such Borrower and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income, equity and cash flows of such Borrower and its consolidated subsidiaries for such year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by such Borrower, which report and opinion shall be prepared in accordance with GAAP;
     (b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower, the unaudited consolidated balance sheet of such Borrower and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income, equity and cash flows of such Borrower and its consolidated subsidiaries for such quarter, all in reasonable detail and certified by a Financial Officer of such Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of such Borrower and its subsidiaries in accordance with GAAP, subject to normal changes resulting from year-end adjustments;
     (c) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower and within 105 days after the end of each fiscal year of such Borrower, a certificate of a Financial Officer of such Borrower substantially in the form of Exhibit D (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.08;

     (d) promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by any Borrower to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by WPZ or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and
     (e) any other information (other than projections) which the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     Any document readily available on-line through the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the Securities and Exchange Commission (or any succeeding Governmental Authority), shall be deemed to have been furnished to the Administrative Agent for purposes of this Section 5.01. Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at www.williamslp.com or (ii) on which such documents are (or are deemed to be) delivered to the Administrative Agent. The Administrative Agent shall post such documents on such Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by such Borrower with any such request for delivery.
     Section 5.02 Notices of Material Events. Such Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Event of Default;
     (b) as soon as possible and in any event within 30 Business Days after such Borrower or any of its Subsidiaries or ERISA Affiliate of such Borrower knows or has reason to know that any ERISA Event with respect to any Plan of such Borrower has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect in respect of such Borrower;
     (c) promptly and in any event within 25 Business Days after receipt thereof by such Borrower or any ERISA Affiliate of such Borrower, copies of each notice received by such Borrower or any ERISA Affiliate of such Borrower from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (d) promptly and in any event within 25 Business Days after receipt thereof by such Borrower or any ERISA Affiliate of such Borrower from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate of such Borrower concerning (i) the imposition of a Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by such Borrower or any ERISA Affiliate of such Borrower in connection with any event described in clause (i), (ii) or (iii) above that, in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such Borrower; and
     (e) the occurrence of any “Event of Default” (as defined in the indenture with respect thereto) with respect to the Senior Notes; and

     (f) any change in any rating established or deemed to have been established by Moody’s, Fitch or S&P for the Index Debt of such Borrower.
Each notice delivered under clauses (a) through (e) of this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business. Such Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material and necessary or desirable to the conduct of its business, except where failure to do so could not be reasonably expected to have a Material Adverse Effect with respect to such Borrower except (i) in the case of any Material Subsidiary of such Borrower (other than another Borrower), where the failure of such Material Subsidiary to so maintain its existence could not reasonably be expected to have a Material Adverse Effect in respect of such Borrower, (ii) where the failure to preserve and maintain such rights and franchises (other than existence) or to so qualify and remain qualified could not reasonably be expected to have a Material Adverse Effect in respect of such Borrower, and (iii) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.
     Section 5.04 Payment of Obligations. Such Borrower will, and will cause each of its Material Subsidiaries to, pay, before the same shall become delinquent or in default, its Indebtedness and tax liabilities but excluding Indebtedness that is not Material Indebtedness, except where (a)(i) the validity or amount thereof is being contested by such Borrower or such Subsidiary in good faith by appropriate proceedings, and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment would not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.
     Section 5.05 Maintenance of Properties; Insurance. Such Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property, taken as a whole, material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, in the reasonable judgment of such Borrower or Material Subsidiary, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that (i) such Borrower or Material Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition and (ii) any insurance required by this Section 5.05(b) may be maintained by Williams or WPZ on behalf of such Borrower or Material Subsidiary.
     Section 5.06 Books and Records; Inspection Rights. Such Borrower will, and will cause each of its Material Subsidiaries to, keep in accordance with GAAP books of record and account. Such Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice during normal business hours and, if such Borrower shall so request, in the presence of a Responsible Officer or an appointee of a Responsible Officer, at the Lenders’ expense so long as no Event of Default exists and at such Borrower’s expense during the continuance of an Event of Default, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested but no more frequently than semi-annually so long as no Event of Default exists.
     Section 5.07 Compliance with Laws. Such Borrower will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.
     Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for working capital, acquisitions, capital expenditures and other general corporate purposes. Letters of Credit will be used for such Borrower’s and their respective Subsidiaries’ general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations U and X.
     Section 5.09 Potential Subsidiary Guarantors.
     (a) If, after the date of this Agreement, any Subsidiary of WPZ that is not already a Guarantor guarantees any Material Indebtedness of WPZ, then that Subsidiary shall become a Guarantor of the obligations of WPZ hereunder by executing a Guaranty and delivering it to the Administrative Agent within twenty Business Days of the date on which it guaranteed such Material Indebtedness, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
     (b) The Guaranty of a Guarantor shall be released (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Guarantor, (ii) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Guarantor, (iii) upon termination of this Agreement or (iv) at such time as such Guarantor ceases to guaranty such Material Indebtedness.
     Section 5.10 Maintenance of Ownership of Certain Subsidiaries. At all times, WPZ will (a) Control NWP and TGPL and (b) maintain NWP and TGPL as Subsidiaries of WPZ, except that WPZ may cease to have Control over, and/or cease to maintain NWP and TGPL as its Subsidiaries, if after giving effect to either NWP or TGPL not being Subsidiaries of WPZ or WPZ ceasing to have Control over either NWP or TGPL, as applicable, the senior unsecured debt securities of WPZ shall have an Investment Grade Rating from at least two of Moody’s, S&P and Fitch.
ARTICLE VI
NEGATIVE COVENANTS
     From and after the Effective Date and until the Aggregate Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower, solely with respect to itself, and to the extent set forth below, its Subsidiaries, covenants and agrees with the Lenders that:
     Section 6.01 Indebtedness. In case of WPZ, WPZ will not permit any Subsidiary (other than NWP and TGPL and their respective Subsidiaries) to create, incur or assume any Indebtedness if (i) the incurrence or maintenance of such Indebtedness would cause a Default or an Event of Default under any other provisions of this Agreement; and (ii) the aggregate principal amount of Indebtedness of WPZ’s Subsidiaries (other than NWP and TGPL and their respective Subsidiaries) would exceed ten percent (10%) of Consolidated Indebtedness of WPZ at any time, other than Indebtedness acquired in an acquisition, existing at the time of such acquisition and not incurred in contemplation thereof and any

Indebtedness incurred to refund, extend, refinance or otherwise replace such Indebtedness; provided, that the principal amount of such Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred therewith) at the time of refinancing.
     Section 6.02 Liens. Such Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, assume or incur any Lien on any of its assets or property or upon any Equity Interests of any such Material Subsidiary which Equity Interests are now owned or hereafter acquired by such Borrower or such Subsidiary to secure any Indebtedness of such Borrower or any other Person (other than the Indebtedness under this Agreement) other than Permitted Liens, without providing that the Loans of such Borrower shall be equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien. Notwithstanding the foregoing, each Borrower may, and may permit any of its Material Subsidiaries to, create, assume or incur any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the Loans of such Borrower, provided that the aggregate principal amount of all Indebtedness then outstanding secured by Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.
     Section 6.03 Fundamental Changes. Such Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (a) any Person may merge into a Borrower in a transaction in which such Borrower is the surviving corporation and (b) NWP or TGPL may merge or consolidate with or into WPZ or any Subsidiary of WPZ or transfer all or substantially all of its assets to WPZ or any Subsidiary of WPZ in a transaction or series of transactions in which WPZ or such Subsidiary of WPZ is the surviving corporation.
     Section 6.04 Restricted Payments. Such Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) WPZ may make Restricted Payments of Available Cash (as defined in the Partnership Agreement) with respect to any Quarter (as defined in the Partnership Agreement), (ii) each of NWP and TGPL and their respective Subsidiaries may make Restricted Payments to WPZ and its Subsidiaries, (iii) WPZ and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in WPZ or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by WPZ or such Subsidiary in the ordinary course of business, (iv) WPZ may reimburse the General Partner for expenses pursuant to the Partnership Agreement and (v) TGPL and NWP and their Subsidiaries may distribute cash to WPZ in connection with their participation in WPZ’s cash management program; provided, that even if an Event of Default shall have occurred and is continuing, (A) each of NWP and TGPL and their respective Subsidiaries may make Restricted Payments to WPZ and its Subsidiaries so long as, with respect to any such Borrower or its respective Subsidiaries, there is no Credit Exposure of any Lender with respect to such Borrower, and (B) no Subsidiary of any Borrower shall be prohibited from upstreaming dividends or other payments to such Borrower or any Subsidiary of such Borrower or making, in the case of any Subsidiary of such Borrower that is not wholly-owned (directly or indirectly) by such Borrower, dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary; and provided, further, that, any dividends or payments by any such Subsidiary that is not wholly-owned (directly or indirectly) by a Borrower to such Borrower shall be not less than an amount equal to (x) WPZ’s direct or indirect percentage ownership of Equity Interests in such Subsidiary times (y) the amount of all such dividends and payments made to all owners of Equity Interests in such Subsidiary.

     Section 6.05 Restrictive Agreements. Such Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which expressly prohibits or restricts or imposes any conditions upon the ability of any Material Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to WPZ or any Material Subsidiary of WPZ, or (b) make subordinate loans or advances to or make other investments in WPZ or any Material Subsidiary of WPZ in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) relating to any Indebtedness of any Subsidiary of WPZ, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Subsidiary of WPZ at the time such Subsidiary was merged or consolidated with or into, or acquired by, WPZ or a Subsidiary of WPZ or became a Subsidiary of WPZ and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the General Partner, (v) constituting customary provisions restricting subletting or assignment of any leases of WPZ or any Subsidiary of WPZ or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) related to Permitted Liens, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary of WPZ under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary of WPZ and WPZ or another Subsidiary of WPZ, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property, (xiii) constituting a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security; (xiv) entered into in the ordinary course of business; (xv) existing under or by reason of applicable law; (xvi) relating to a joint venture or similar arrangement, so long as the restriction or condition relates only to the property that is subject to such joint venture or similar arrangement; (xvii) existing on the Closing Date and set forth in Schedule 6.05; (xviii) relating to financial performance covenants or (xix) arising from the Partnership Agreement or the limited liability company agreement with respect to Discovery.
     Section 6.06 Affiliate Transactions. Such Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than such Borrower or any of its Subsidiaries) unless as a whole such transactions between such Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than such Borrower or any of its Subsidiaries) on the other hand, are on terms and conditions fair and reasonable to such Borrower or such Material Subsidiary as determined, in the case of WPZ, by the General Partner, and in the case of NWP and TGPL, by such Borrower; provided, that the foregoing provisions of this Section shall not prohibit

(a) such Borrower or any of its Subsidiaries from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) such Borrower or any of its Subsidiaries from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) WPZ or any of its Subsidiaries from engaging in a transaction or transactions that occur within a related series of transactions, which, in the aggregate, are on terms and conditions that are fair and reasonable as determined, in the case of WPZ, by the General Partner, and in the case of NWP and TGPL, by such Borrower, (d) such Borrower or any of its Subsidiaries from engaging in non-material transactions with any officer, director, employee or Affiliate of such Borrower or any of its Subsidiaries that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of such Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) WPZ or any of its Subsidiaries from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee of the General Partner’s Board of Directors, (f) any arrangement in place on the Closing Date or any amendment thereto or replacement thereof or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous in any material respect than the arrangement so amended or replaced; (g) any transaction permitted under the Partnership Agreement; (h) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters; (i) any direct or indirect transfer of Equity Interests to WPZ in one or a series of transactions, (j) any transaction contemplated by the Contribution Agreement and any Ancillary Agreement (as defined therein) or (k) WPZ’s and its Subsidiaries’ participation in WPZ’s cash management program.
     Section 6.07 Change in Nature of Businesses. Neither such Borrower nor any Material Subsidiary of such Borrower will materially alter the character of their business from the midstream energy business, pipeline business and wetlands mitigation business and those lines of business conducted by WPZ and its Subsidiaries on the Closing Date (or which are directly related thereto or generally related thereto), except that WPZ and its Subsidiaries may engage in the businesses of producing, gathering, processing, storing, transporting and distributing natural gas, natural gas liquids, refined products and crude oil and similar businesses.
     Section 6.08 Financial Condition Covenants.
     (a) Leverage Ratio. WPZ shall not permit the ratio of Consolidated Indebtedness of WPZ as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 (commencing with the fiscal quarter ending June 30, 2010) to Consolidated EBITDA for the four full fiscal quarters ending on such date to exceed 5.00 to 1.00. For purposes of this Section 6.08: (i) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness, (ii) Consolidated EBITDA may include, at WPZ’s option, any Material Project EBITDA Adjustments as provided in the definition thereof and (iii) with respect to each quarterly period occurring after the Effective Date, Consolidated EBITDA will be determined as follows: (A) for the fiscal quarter ending June 30, 2010, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the fiscal quarter ending June 30, 2010 by 4, (B) for the fiscal quarter ending September 30, 2010, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the two fiscal quarters ending September 30, 2010 by 2, (C) for the fiscal quarter ending December 31, 2010, Consolidated EBITDA shall be computed by multiplying the Consolidated EBITDA for the three fiscal quarters ending December 31, 2010 by 4/3, and (D) for each fiscal quarter ending thereafter, Consolidated EBITDA shall be computed by adding the Consolidated EBITDA for the four fiscal quarters ending on such date.
     (b) Ratio of Consolidated Indebtedness to Capitalization. In the case of any Borrower (other than WPZ), such Borrower shall not permit its ratio of (i) Consolidated Indebtedness of such Borrower as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01

(commencing with the fiscal quarter ending June 30, 2010) to (ii) the sum of Consolidated Net Worth of such Borrower plus the Consolidated Indebtedness of such Borrower as of such date to exceed 55%.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) such Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) such Borrower shall fail to pay (i) any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days or (ii) or any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days;
     (c) any representation or warranty (other than Added L/C Representations) made by such Borrower herein or in any other Loan Document (or by any Responsible Officer of such Borrower) in writing under or in connection with this Agreement or any other Loan Document or any instrument executed in connection herewith (including representations and warranties deemed made pursuant to Section 4.02) shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
     (d) such Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
     (e) such Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to such Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of such Borrower shall have knowledge of such failure;
     (f) such Borrower or any Material Subsidiary of such Borrower shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of such Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of such Borrower or such Material Subsidiary (as the case may be)) in excess of $100,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement of such Material Indebtedness that is a default (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (g) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of such Borrower or any Material Subsidiary of such Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any Material Subsidiary of such Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) such Borrower or any Material Subsidiary of such Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any Material Subsidiary of such Borrower or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;
     (i) such Borrower or any Material Subsidiary of such Borrower shall admit in writing its inability to pay its debts generally;
     (j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $100,000,000 shall be rendered against such Borrower or any Material Subsidiary of such Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower or any such Material Subsidiary of such Borrower to enforce any such judgment;
     (k) an ERISA Event shall have occurred and, thirty (30) days after notice thereof shall have been given to such Borrower by the Administrative Agent, such ERISA Event shall still exist, and such ERISA Event, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of such Borrower and its Subsidiaries in an aggregate amount exceeding $125,000,000 for all periods;
     (l) such Borrower or any Material Subsidiary or ERISA Affiliate of such Borrower shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $125,000,000 in the aggregate;
     (m) such Borrower or any Material Subsidiary or ERISA Affiliate of such Borrower shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and their respective ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Closing Date by an amount exceeding $125,000,000;
     (n) the General Partner takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article;
     (o) a Change in Control shall occur; or
     (p) if any Guaranty of a Material Subsidiary is required to be in effect pursuant to Section 5.09(a) and prior to the release of such Guaranty pursuant to Section 5.09(b), (i) such Guaranty for any reason is not a legal, valid, binding and enforceable obligation of such Guarantor party thereto for more than five (5) days or (ii) such Guarantor shall so state in writing that such Guaranty for any reason is not a legal, valid, binding and enforceable obligation of such Guarantor;
then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrowers or applicable Borrower, take any of the following actions, at the same or different times: (i) terminate the Aggregate Commitments and Letter of Credit Commitments, and thereupon the Aggregate Commitments and the Letter of Credit Commitments shall terminate immediately, (ii) declare the Loans owed by the applicable Borrower as to which an Event of Default has occurred and is continuing to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Borrower Sublimit of the Borrower as to which such Event of Default has occurred and is outstanding, the obligations of each Lender to make Loans to such Borrower, and of each Issuing Bank to issue a Letter of Credit for or on behalf of such Borrower shall be automatically terminated and the principal of the Loans of such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations owed by the applicable Borrower as to which such Event of Default has occurred and is continuing, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents, including the rights under Section 2.06(j)(i).
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.01 Appointment and Authority. Each Lender Party hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and no Borrower or Guarantor shall have rights as a third party beneficiary of any of such provisions.

     Section 8.02 Administrative Agent Individually.
     (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.
     (b) Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) and may engage in the Activities with or on behalf of one or more of the Borrowers or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrowers or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.
     (c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrowers or their Affiliates (including information concerning the ability of the Borrowers to perform their respective obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

     Section 8.03 Duties of Administrative Agent; Exculpatory Provisions.
     (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
     (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.03 or Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until any Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.
     (c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
     Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     Section 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrowers (such notice not to be effective until 30 days have lapsed). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, unless an Event of Default under subsection (a), (g) or (h) of Article VIII has occurred and is continuing, with the consent of the Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrowers and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by WPZ to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between WPZ and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.03) may by notice to the Borrowers and such

Person remove such Person as Administrative Agent and, in with the consent of the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).
     Section 8.07 Non-Reliance on Administrative Agent and Other Lender Parties.
     (a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
     (b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrowers;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
     Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this

Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.
     Section 8.09 Trust Indenture Act. In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Borrower or any Guarantor, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Borrower or such Guarantor hereunder or under any other Loan Document by or on behalf of Citibank, N.A. in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
     Section 8.10 Resignation of an Issuing Bank. If a Lender becomes, and during the period it remains, a Defaulting Lender, and Commitments have not been fully reallocated pursuant to Section 2.06(k)), an Issuing Bank may, upon prior written notice to the Borrowers and the Administrative Agent, resign as an Issuing Bank effective at the close of business New York time on a date specified in such notice; provided, that such resignation by an Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
     (i) if to WPZ or any other Borrower, to it at Williams Partners L.P., c/o Williams Partners GP LLC, One Williams Center, Tulsa, Oklahoma 74172-0172, Attention of Treasurer (fax number (918) 573-0871);
     (ii) if to the Administrative Agent, to Citibank, N.A., 2 Penns Way, Suite 200, New Castle, Delaware 19720 (fax number: (302) 894-6120; email address: oploanswebadmin@citigroup.com), Attention: Williams Partners L.P. Account Officer, with a copy to Citicorp North America, Inc., 2800 Post Oak Boulevard, Suite 400, Houston, Texas 77056 (fax number: (713) 481-0247), Attention: Williams Partners L.P. Account Officer;
     (iii) if to any Issuing Bank, to it at its address (or fax number) set forth in Schedule 2.01; and
     (iv) if to any other Lender Party, to it at its address (or fax number) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of any Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent.
     (b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.
     (c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowers shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrowers. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to the Borrowers in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.
     Section 9.02 Posting of Approved Electronic Communications.
     (a) Each of the Lender Parties and the Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
     (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, each of the Lender Parties and the Borrowers hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (d) Each of the Lender Parties and the Borrowers agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     Section 9.03 Waivers; Amendments.
     (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender (provided that, for the avoidance of doubt, this clause (i) shall not be deemed to be applicable to an increase of a Borrower Sublimit), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any provision in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Except as provided herein, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver referred to in clauses (i) through (v) or the proviso above or that would alter the terms of this proviso shall require the consent of such Defaulting Lender.
     Section 9.04 Expenses; Indemnity; Damage Waiver
     (a) WPZ agrees to pay, within 30 days of receipt by WPZ of request therefor, all reasonable out-of-pocket costs and expenses of the Joint Lead Arrangers, the Administrative Agent and the Issuing Banks in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement, the Letters of Credit, the Notes, or any other Loan Document and the other documents to be delivered under this Agreement, including the reasonable fees and out-of-pocket expenses of Bracewell & Giuliani, LLP, counsel for the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, the Notes and any other Loan Document and the reasonable costs and expenses of the Issuing Banks in connection with any Letter of Credit, and (ii) WPZ agrees to pay, on demand all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), of the Administrative Agent, the Issuing Banks and each Lender in connection with the enforcement (after the occurrence and during the continuance of an Event of Default and whether through negotiations (including formal workouts or restructurings), legal proceedings or otherwise) against any Borrower or any Guarantor of any Loan Document.
     (b) Each Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Issuing Banks, the Joint Lead Arrangers, each Lender (other than any Defaulting Lender) and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by one Lender (or its successors or assignees) against another Lender) arising out of, related to or in connection with (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Borrower or any Subsidiary thereof of any Environmental Law or any other law, rule, regulation or order, (iii) any Loan, any Letter of Credit or the use or proposed use of the proceeds of any Loan or Letter of Credit, (iv) any of the Aggregate Commitments, (v) any transaction in which any proceeds of any Letter of Credit or Loan are applied or (vi) any investigation, litigation or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE RESULTED FROM THE GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 9.04(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.
     (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
     (d) To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
     Section 9.05 Successors and Assigns
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, WPZ otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and each assignment for any Borrower shall be made only if the same percentage of Commitments of the assigning Lender for each of the other Borrowers and the same percentage of LC Exposure of the assigning Lender are simultaneously assigned by the assigning Lender to the same Eligible Assignee pursuant to the same Assignment and Acceptance.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
          (A) the consent of WPZ (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
          (C) the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to any Borrower or any Borrower’s Affiliates or Subsidiaries.

     (vi) No Assignment to Natural Persons or a Defaulting Lender. No such assignment shall be made to a natural person or a Defaulting Lender.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Aggregate Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender Party as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02 that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof.
     Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such obligations of such Borrower or any Guarantor may be owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness, provided that demand has been made to the applicable Borrower for payment of such obligations. The rights of each

Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its respective properties in the courts of any jurisdiction.
     (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 9.13 Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to the extent used in connection with the administration of this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) during the existence of an Event of Default, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to any Borrower and its respective obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) any assignee in connection with any pledges permitted by Section 9.05(f), (g) with the consent of WPZ, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.
     For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to the Borrowers or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.14 Treatment of Information.
     (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Borrowers or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Borrower or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.
     (b) Each Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.14) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by any Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrowers or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.14 shall modify or limit a Lender Party’s obligations under Section 9.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
     (c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
     (d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.
     (e) The provisions of the foregoing clauses of this Section 9.14 are designed to assist the Administrative Agent, the Lender Parties and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Borrower’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by any Borrower or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Borrower assumes the risks associated therewith.
     Section 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.16 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.
     Section 9.17 Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. Notwithstanding the foregoing, nothing in this Section 9.17 shall be construed to modify or supersede any obligation of the General Partner to restore any negative balance in its capital account (maintained by WPZ pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.
     Section 9.18 USA Patriot Act Notice. Each Lender Party and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, following a request by the Administrative Agent or any Lender Party, provide all documentation and other information that the Administrative Agent or such Lender Party reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     Section 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lenders are and have been acting solely as principals and are not the financial advisors, agents or fiduciaries, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent and the Lenders have not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and the Administrative Agent and the Lenders have no obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and the Administrative Agent and the Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, General Partner

By:	/s/ Rodney J. Sailor
Name:	Rodney J. Sailor

Title:	Treasurer

NORTHWEST PIPELINE GP

By:	/s/ Rodney J. Sailor
Name:	Rodney J. Sailor
Title:	Assistant Treasurer

TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC

By:	/s/ Rodney J. Sailor
Name:	Rodney J. Sailor
Title:	Assistant Treasurer

Signature Page to Credit Agreement
Williams Partners L.P.

CITIBANK, N.A.,
Individually and as Administrative Agent and
as an Issuing Bank

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

BARCLAYS BANK PLC,
Individually and as an Issuing Bank

By:	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director

Signature Page to Credit Agreement
Williams Partners L.P.

BANK OF AMERICA, N.A.,
Individually and as an Issuing Bank

By:	/s/ Gabe Gomez
Name:	Gabe Gomez
Title:	Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

BNP PARIBAS,
Individually and as an Issuing Bank

By:	/s/ Larry Robinson
Name:	Larry Robinson
Title:	Director

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

Signature Page to Credit Agreement
Williams Partners L.P.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
Individually and as an Issuing Bank

By:	/s/ Darrell Stanley
Name:	Darrell Stanley
Title:	Managing Director

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Director
Signature Page to Credit Agreement
Williams Partners L.P.

THE BANK OF NOVA SCOTIA,
Individually and as an Issuing Bank

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Director

Signature Page to Credit Agreement
Williams Partners L.P.

JPMORGAN CHASE BANK, N.A.,
Individually and as an Issuing Bank

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

THE ROYAL BANK OF SCOTLAND PLC,
Individually and as an Issuing Bank

By:	/s/ Patricia Dundee
Name:	Patricia Dundee
Title:	Managing Director

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Williams Partners L.P.

WELLS FARGO BANK, N.A.,
Individually and as an Issuing Bank

By:	/s/ Paul V. Farrell
Name:	Paul V. Farrell
Title:	Vice President
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Williams Partners L.P.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Numar Kumar
Name:	Numar Kumar
Title:	Vice President

By:	/s/ Lynne-Marie Paquette
Name:	Lynne-Marie Paquette
Title:	Associate

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Williams Partners L.P.

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Director

By:	/s/ Ming K Chu
Name:	Ming K Chu
Title:	Vice President

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Williams Partners L.P.

DNB NOR BANK ASA

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President Head of Corporate Banking

By:	/s/ Cathleen Buckley
Name:	Cathleen Buckley
Title:	First Vice President

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Williams Partners L.P.

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

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Williams Partners L.P.

MIZUHO CORPORATE BANK (USA)

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

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Williams Partners L.P.

MORGAN STANLEY BANK, N.A.

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

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Williams Partners L.P.

ROYAL BANK OF CANADA

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

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Williams Partners L.P.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Linda Terry
Name:	Linda Terry
Title:	Authorized Signatory

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Williams Partners L.P.

UBS LOAN FINANCE LLC

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ Marie Haddad
Name:	Marie Haddad
Title:	Associate Director Banking Products Services, US

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Williams Partners L.P.

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By:	/s/ Alexander Kohnert
Name:	Alexander Kohnert
Title:	Senior Vice President

By:	/s/ Nikolai von Mengden
Name:	Nikolai von Mengden
Title:	Senior Vice President

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Williams Partners L.P.

SUMITOMO MITSUI BANKING CORPORATION,
Individually and as an Issuing Bank

By:	/s/ Masakazu Hasegawa
Name:	Masakazu Hasegawa
Title:	General Manager

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Williams Partners L.P.

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Robyn Zeller
Name:	Robyn Zeller
Title:	Vice President

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Williams Partners L.P.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Heather Han
Name:	Heather Han
Title:	Vice President

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Williams Partners L.P.

COMPASS BANK

By:	/s/ Greg Determann
Name:	Greg Determann
Title:	Senior Vice President

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Williams Partners L.P.

ING CAPITAL LLC

By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Director

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Williams Partners L.P.

NATIXIS

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Director

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

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Williams Partners L.P.

BANK OF OKLAHOMA, N.A.,
Individually and as an Issuing Bank

By:	/s/ Michael L. Elder
Name:	Michael L. Elder
Title:	Vice President

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Williams Partners L.P.

SCHEDULE 2.01
Commitments/Letter of Credit Commitments

		Letter of Credit
Lender	Commitment	Commitment
Citibank, N.A.	$85,000,000	$150,000,000
Barclays Bank PLC	$85,000,000	$150,000,000
Bank of America, N.A.	$80,000,000	$300,000,000
BNP Paribas	$80,000,000	$150,000,000
Crédit Agricole Corporate and Investment Bank	$80,000,000	$300,000,000
The Bank of Nova Scotia	$80,000,000	$100,000,000
JPMorgan Chase Bank, N.A.	$80,000,000	$135,000,000
The Royal Bank of Scotland plc	$80,000,000	$100,000,000
Wells Fargo Bank, N.A.	$80,000,000	$135,000,000
Credit Suisse AG, Cayman Islands Branch	$75,000,000	$0
Deutsche Bank AG New York Branch	$75,000,000	$0
DnB Nor Bank ASA	$75,000,000	$0
Goldman Sachs Bank USA	$75,000,000	$0
Mizuho Corporate Bank (USA)	$75,000,000	$0
Morgan Stanley Bank, N.A. (Morgan Stanley MUFG Loan Partners, LLC)	$75,000,000	$0
Royal Bank of Canada	$75,000,000	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd. (Morgan Stanley MUFG Loan Partners, LLC)	$75,000,000	$0
UBS Loan Finance LLC	$75,000,000	$0
Bayerische Landesbank, New York Branch	$55,000,000	$0
Sumitomo Mitsui Banking Corporation	$55,000,000	$37,500,000
The Toronto-Dominion Bank, New York Branch	$55,000,000	$0
U.S. Bank National Association	$55,000,000	$0
Compass Bank	$35,000,000	$0
ING Capital LLC	$35,000,000	$0
Natixis	$35,000,000	$0
Bank of Oklahoma, N.A.	$20,000,000	$20,000,000
TOTAL	$1,750,000,000	$1,577,500,000

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